Exhibit 4.1

Aziyo Biologics, Inc.

SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

Dated as of September 14, 2020

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of September 14, 2020, by and among Aziyo Biologics, Inc., a Delaware corporation (the “Company”), the holders of Preferred Stock (as defined below) set forth on Schedule A attached hereto and the persons and entities set forth on Schedule B attached hereto (collectively, the “Junior Holders” and each, a “Junior Holder”).

WHEREAS, the Investors (as defined below) and the Junior Holders (the “Existing Investors”) hold shares of the Company’s Preferred Stock, shares of Common Stock (as defined below) issued upon conversion thereof and/or other shares of Common Stock and possess registration rights, information rights, rights of first offer, and/or other rights pursuant to the Amended and Restated Investors’ Rights Agreement dated as of July 13, 2017, between the Company and such Existing Investors (the “Prior Agreement”); and

WHEREAS, the Existing Investors are holders of at least 75% of the shares of the Series A Preferred Stock held by all Investors other than TBI and its successors and assigns, desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement and constitute parties required to effect such amendment and restatement pursuant to Section 7.9 of the Prior Agreement.

NOW, THEREFORE, the Company and the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1.            Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company or such other specified Person and shall also include, in the case of a specified Person who is an individual, any Family Member of such Person.

“Board” means the Company’s Board of Directors.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time in accordance with the terms thereof.

“Class A Common Stock” means the Company’s Class A Common Stock, $0.001 par value per share.

“Class B Common Stock” means the Company’s Class B Common Stock, $0.001 par value per share.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means, collectively, the Company’s Class A Common Stock and Class B Common Stock.

“Company Stock” means all shares of Common Stock and Preferred Stock and all other shares of the Company’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock.

“Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Company Stock. The term includes shares of the Preferred Stock and Class B Common Stock, options, warrants or other rights to subscribe for or purchase Company Stock or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for Company Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” means, with respect to any individual, such individual’s parents, spouse and descendants (whether natural or adopted) and any trust or other vehicle formed solely for the benefit of, and controlled by, such individual and/or any one or more of them.

“Fully-Diluted Basis” means, at the relevant time of determination, the number of shares of Common Stock assuming the conversion and exchange of all outstanding convertible and exchangeable securities (including the conversion of the Preferred Stock into Common Stock) and the exercise of all then outstanding warrants, options or other rights to subscribe for or purchase any shares of Common Stock; provided that this determination under Section 4.1(b)(iii) and Section 5.11 of this Agreement shall exclude and not take into account any and all then outstanding Management Securities.

“Investor” means each of the Persons set forth on Schedule A attached hereto and, solely for purposes of Section 6, TBI.

“IPO” means an underwritten public offering of the Class A Common Stock registered under the Securities Act and after giving effect to which the Class A Common Stock is listed on a United States national securities exchange.

“Management Securities” means all shares of Common Stock, and all securities convertible or exchangeable into Common Stock, including options and warrants, issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries after the date of this Agreement pursuant to a plan, agreement or arrangement approved by the Board; provided that Management Securities shall exclude all shares of the Company’s preferred stock (whether or not currently authorized) and all securities convertible or exchangeable into the Company’s preferred stock (whether or not currently authorized), including options and warrants.

“Offered Securities” means any Company Stock or Convertible Securities, provided, however, that “Offered Securities” does not include (a) shares of Company Stock or Convertible Securities actually issued upon the exercise of options or shares of Company Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such option or Convertible Security; (b) shares of Common Stock or Preferred Stock issued in connection with a split or subdivision of, or a dividend or other distribution on, the outstanding shares of Common Stock or Preferred Stock; (c) Management Securities; (d) shares of Common Stock issued in an underwritten public offering registered under the Securities Act; (e) shares of Common Stock, options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction that is approved by the Board; (f) shares of Common Stock, options or Convertible Securities issued pursuant to an acquisition by the Company or a joint venture that is approved by the Board; and (g) shares of Common Stock, options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships that are approved by the Board.

“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Stock” means, collectively, the Series A Preferred Stock and Series A-1 Preferred Stock.

“Registrable Shares” means (a) the shares of Class A Common Stock into which each share of Preferred Stock or share of Class B Common Stock held by any Investor has been converted or is then convertible (directly or indirectly, including, for the avoidance of doubt, shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon conversion of Series A-1 Preferred Stock); (b) any other shares of Class A Common Stock acquired by any Investor prior to the closing of the IPO; (c) the shares of Class A Common Stock acquired by TBI prior to the closing of the IPO; and (d) any other shares of Class A Common Stock of the Company issued in respect of the shares described in clauses (a), (b) and (c) above because of stock splits, stock dividends, reclassifications, recapitalizations, reorganizations or other similar events; provided, however, that shares of Class A Common Stock that are Registrable Shares shall cease to be Registrable Shares (1) if the registration rights thereof have terminated pursuant to Section 7.9 of this Agreement or (2) upon any sale by the holders thereof pursuant to a registration statement or Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Class A Common Stock issuable upon conversion of (x) the Preferred Stock (directly or indirectly, including, for the avoidance of doubt, shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock) or (y) the Class B Common Stock issued upon conversion of shares of Series A-1 Preferred Stock, even if such conversion has not yet been effected and shall be determined without regard to the Beneficial Ownership Limitation (as defined in the Certificate of Incorporation).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) a registration relating to the IPO).

“Required Holders” means, (x) at any time prior to the closing of the IPO, those Investors other than TBI and its successors and assigns holding at least seventy-five percent (75%) of the shares of the Preferred Stock then held by all Investors other than TBI and its successors and assigns and (y) at any time after the closing of the IPO, those Investors other than TBI and its successors and assigns holding at least seventy-five percent (75%) of the Registrable Shares held by all Investors other than TBI and its successors and assigns (determined in accordance with the last sentence of the definition of “Registrable Shares”).

“Sale Transaction” shall have the meaning ascribed to such term in the Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, $0.001 par value per share.

“Stockholders” means the Investors and the Junior Holders.

“TBI” means KeraLink International, Inc. (f/ka Tissue Banks International, Inc.), a Maryland nonprofit corporation.

2.            Preemptive Rights.

2.1          Offered Securities. Each of TBI and each Investor, in each case, as long as it is an “accredited investor” within the meaning of Regulation D as promulgated under the Securities Act (each, a “Qualified Investor”) shall have the right to purchase up to its Pro Rata Share (as defined in Section 2.2) of all Offered Securities (together with a right of over-subscription as set forth in Section 2.4) that the Company may, from time to time, propose to sell or issue after the date of this Agreement. The Company shall issue Offered Securities only in accordance with the provisions of this Section 2.

2.2          Qualified Investors’ Pro Rata Share. The term “Pro Rata Share” means, with respect to each Qualified Investor, the ratio of (a) the number of shares of Common Stock owned by such Qualified Investor, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities to (b) the total number of shares of Common Stock outstanding, calculated on a Fully-Diluted Basis, immediately prior to the issuance of the Offered Securities.

2.3          Exercise of Rights. If the Company proposes to issue any Offered Securities, it shall first give each Qualified Investor written notice of its intention, describing the Offered Securities, the price, the terms and the conditions upon which the Company proposes to issue the same and, if applicable, the identity of the Persons to which the Offered Securities are intended to be offered (the “Notice”). Each Qualified Investor shall have fifteen (15) business days from the delivery of the Notice to decide whether to purchase its Pro Rata Share of the Offered Securities for the price specified in the Notice by giving written notice to the Company and stating therein the quantity of Offered Securities, if any, that it elects to purchase (the “Election Notice”). If the consideration to be paid by others for the Offered Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Notice. All Qualified Investors electing to participate in the offering of such Offered Securities shall pay the cash equivalent thereof as so determined.

2.4          Allocation of Undersubscriptions. If less than all of the Qualified Investors elect to purchase their full Pro Rata Share of the Offered Securities, then the Company shall promptly notify in writing the Electing Investors that elected to purchase their full Pro Rata Share of the Offered Securities (the “Fully Participating Investors”) and shall offer such Fully Participating Investors the right to acquire the remaining Offered Securities (the “Unsubscribed Shares”). Each of the Fully Participating Investors shall have five (5) business days (the “Oversubscription Election Period”) after receipt of such notice to notify the Company of its election to purchase all or a portion of the Unsubscribed Shares (each such Fully Participating Investor, an “Oversubscribing Investor”). If, as a result thereof, the Oversubscribing Investors’ oversubscription exceeds the total number of Unsubscribed Shares available to be purchased, the Unsubscribed Shares shall be allocated among the Oversubscribing Investors on a pro rata basis in accordance with their relative holdings of shares of Common Stock and Preferred Stock (calculated on an as-converted to Common Stock basis), immediately prior to the issuance of the Offered Securities, or as they otherwise agree among themselves.

2.5          Third Party Sales of Offered Securities. If, following the Company’s compliance with this Section 2, all Offered Securities are not elected to be purchased or acquired as provided in Sections 2.3 and 2.4, the Company shall have 90 days after the expiration of the periods provided in Sections 2.3 and 2.4 to sell the remaining unsubscribed portion of such Offered Securities at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Notice. If the Company has not sold such Offered Securities within such 90-day period, the Company shall not thereafter issue or sell any Offered Securities without first offering such securities to the Qualified Investors in the manner provided in this Section 2.

2.6          Waiver. Notwithstanding any other provision set forth herein, any and all rights arising under this Section 2 with respect to the issuance of any Offered Securities in any transaction or series of related transactions may be waived, either prospectively or retrospectively, by the Required Holders and any such waiver shall be effective as to all Qualified Investors with such rights under this Section 2; provided that to the extent that such waiver would result in the quotient of (a) the total number of such Offered Securities being offered by the Company to TBI divided by (b) the total number of such Offered Securities being offered by the Company to HighCape and its Affiliates (other than any Affiliates that are officers, directors or employees of the Company) being less than the quotient of (i) the Pro Rata Share of TBI immediately prior to the issuance of any such Offered Securities divided by (ii) the aggregate Pro Rata Shares of HighCape and its Affiliates (other than any Affiliates that are officers, directors or employees of the Company) immediately prior to the issuance of any such Offered Securities, then such waiver shall require the written consent of TBI.

3.            Right to Force Sale.

3.1          Right to Force Sale. In the event that (a) the Required Holders and the Board or (b) at any time after the fifth anniversary of the date of this Agreement, solely the Required Holders, in either such case, elect to initiate and consummate a Sale Transaction (an “Approved Sale”), then all Investors and all Junior Holders, in each case, to the extent entitled to vote, shall vote in favor of, consent to and raise no objections against the Approved Sale and, if such Approved Sale is a stock sale, if requested by the Required Holders, all Investors and Junior Holders shall sell the same proportion of their Company Stock and Convertible Securities as is being sold by the Required Holders to the Person to whom the Required Holders propose to sell their Company Stock and Convertible Securities. The Investors and Junior Holders shall take all actions which are reasonably requested by the Required Holders in connection with the consummation of the Approved Sale (in each such case, whether before or after the consummation of the Approved Sale) including, without limitation, attendance at stockholders’ meetings in person or by proxy for the purposes of obtaining a quorum and the execution of written consents in lieu of meetings, execution of such agreements and instruments such that any proposal or resolution reasonably requested by the Required Holders in connection therewith shall be implemented by the Company and if the Company’s stockholders are entitled to vote on any such matter, all of the voting Company Stock and voting Convertible Securities over which such Junior Holder and/or Investor has voting control shall be voted in favor of the proposal or resolution in connection with such transaction, together with such other actions as are reasonably requested by the Required Holders to effect the allocation and distribution of the aggregate consideration received upon the consummation of the Approved Sale in accordance with the terms of the Certificate of Incorporation.

3.2          Obligations in Connection with Stock Sale. Within ten (10) days following the affirmative vote or written consent in favor of an Approved Sale in the form of a transfer of the outstanding shares of the Company’s capital stock or a merger (the “Tender Period”), each Investor and Junior Holder will tender all certificates representing his, her or its shares of Company Stock with the Secretary of the Company (the “Secretary”). The Secretary shall hold such certificates in trust pending the consummation of the Approved Sale and, upon the Company’s receipt of the cash purchase price or other consideration given by an acquiror in such Approved Sale (the “Purchase Consideration”), the Company shall deliver to each Investor and Junior Holder the portion of such Purchase Consideration payable to such Investor or Junior Holder in respect of his or its shares of Company Stock in accordance with the terms of the Certificate of Incorporation. In the event that any Investor or Junior Holder does not comply with the requirements of this Section 3.2 and/or fails to tender his or its stock certificate(s) with the Secretary within the Tender Period: (a) any Purchase Consideration to be paid in respect of shares of Company Stock held by such non-tendering Investor or Junior Holder (a “Non-Tendering Investor”) shall be held in trust for the benefit of such Non-Tendering Investor until such time as such Non-Tendering Investor delivers all of his or its non-tendered stock certificates to the acquiror in the Approved Sale; and (b) any non-tendered stock certificate(s) held by such Non-Tendering Investor shall, automatically and without further action, be deemed to be “tendered” and all shares of Company Stock represented by such non-tendered stock certificate(s) shall be deemed transferred to the acquiror upon the consummation of the Approved Sale and canceled.

3.3          Waiver of Appraisal Rights; Further Actions. Each Junior Holder and Investor hereby waives any and all dissenters and appraisal rights he or it may have under applicable law in connection with an Approved Sale and shall take any and all further actions reasonably requested by the Required Holders or otherwise required to effectuate the Approved Sale and to waive any and all dissenters and appraisal rights he or it may have under applicable law in connection with an Approved Sale (in each such case, whether before or after the consummation of the Approved Sale). No Junior Holder or Investor shall deposit, or permit their Affiliates to deposit, except as required by the Required Holders under this Section 3, any Company Stock or Convertible Securities owned by such party or Affiliate in a voting trust or subject any Company Stock and Convertible Securities to any arrangement or agreement with respect to the voting of such their Company Stock and Convertible Securities, unless specifically requested to do so by the Required Holders in connection with the Approved Sale. No Junior Holder or Investor shall exercise any dissenters’ rights or rights of appraisal under applicable law with respect to an Approved Sale or initiate or participate in any objection to, or proceeding (in law or in equity) against, the consummation of an Approved Sale in each such case, at any time, whether before or after the consummation of such Approved Sale.

3.4          Irrevocable Proxy and Power of Attorney. SOLELY IN CONNECTION WITH THE EFFECTUATION OF THE TRANSACTIONS CONTEMPLATED BY THIS SECTION 3, EACH JUNIOR HOLDER AND INVESTOR HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY’S PRESIDENT AS SUCH JUNIOR HOLDER’S AND INVESTOR’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH JUNIOR HOLDER’S AND INVESTOR’S VOTING COMMON STOCK, VOTING PREFERRED STOCK AND OTHER VOTING CAPITAL SECURITIES OF THE COMPANY AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH COMMON STOCK, PREFERRED STOCK, OPTIONS, WARRANTS AND OTHER CAPITAL SECURITIES OF THE COMPANY AS THE REQUIRED HOLDERS MAY DIRECT SOLELY IN CONNECTION WITH A TRANSACTION EFFECTED IN ACCORDANCE WITH SECTION 3 ABOVE. THIS PROXY IS COUPLED WITH AN INTEREST AND IS VALID FOR A PERIOD OF TEN (10) YEARS FROM THE DATE OF THIS AGREEMENT.

3.5          Legend. All certificates representing shares of Company Stock and Convertible Securities owned or hereafter acquired by the Stockholders or any transferee bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN OBLIGATIONS, RESTRICTIONS, PROXIES AND VOTING AGREEMENTS AS SET FORTH IN A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY”

3.6          Exceptions. Notwithstanding the foregoing, no Investors or Junior Holders will be required to comply with Section 3.1, 3.2 or 3.3 above in connection with any proposed Approved Sale (the “Proposed Sale”), unless:

(a)           the Investor or Junior Holder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(b)          absent fraud, the liability for indemnification of such Investor or Junior Holder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale does not exceed the amount of consideration paid to such Investor or Junior Holder in connection with such Proposed Sale; and

(c)           upon the consummation of the Proposed Sale (i) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (ii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iii) unless the Required Holders elect to receive a lesser amount by written notice given to the Company prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale.

4.            Voting Rights.

4.1          Election of Directors. The Junior Holders and the Investors agree to vote all voting Company Stock and voting Convertible Securities over which such Person has voting control, whether now owned or acquired hereafter and shall take all other necessary or desirable actions within his, her or its control and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so as to cause:

(a)           The authorized number of directors on the Board to be established at six (6) members;

(b)          The following individuals to be elected to the Board at each meeting to elect, and pursuant to each consent executed for the purpose of electing, the members of the Board:

(i)             two (2) individuals designated by HighCape Partners, L.P. (“HighCape”), who initially shall be Kevin Rakin and Matthew Zuga, for so long as HighCape and its Affiliates continue to own beneficially at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like (collectively, the “HighCape Directors”);

(ii)            one (1) individual designated by Deerfield Private Design Fund III, L.P. (“Deerfield”), who initially shall be Maybelle Jordan, for so long as Deerfield and its Affiliates continue to own beneficially at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like (the “Deerfield Director” and, together with the HighCape Directors, the “Series A Directors” under, and as defined by, the Certificate of Incorporation (the “Series A Directors”));

(iii)           one (1) individual designated by the Stockholders that hold a majority of the then outstanding voting shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, who shall be designated by TBI until TBI and its Affiliates together hold shares of Common Stock that represent less than ten percent (10%) of the total number of shares of Common Stock then outstanding, calculated on a Fully-Diluted Basis (the “TBI Trigger Event”), and who initially shall be C. Randal Mills (the “Common Director”);

(iv)           one (1) individual who is the Chief Executive Officer of the Company (the “CEO Director”), who shall initially be Ronald Lloyd;

(v)            one (1) individual designated by the holders of a majority of the outstanding voting shares of Common Stock and Preferred Stock, voting together as a single class, who shall initially be Brigid A. Makes (the “Independent Director”); and

(c)           In the event of any vacancy on the Board, to fill such vacancy with a representative designated in the same manner as the person who held the directorship so vacated as set forth above.

All Stockholders agree to execute any written consents required to perform their obligations under this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

Each of the Series A Directors shall be entitled to cast two (2) votes on each matter before the Board and each committee thereof and each other director shall be entitled to cast a single vote on each matter before the Board and each committee thereof. For the avoidance of doubt, in the event that this Agreement, the Certificate of Incorporation, the State of Delaware General Corporation Law, any other agreement, instrument or document or any other context requires that a resolution, consent, determination (including, without limitation, for the purpose of determining whether a quorum is present at any meeting of the Board) or other action be approved, executed, made or taken by a majority or other proportion of directors, such requirement shall instead be a majority or other proportion of the votes of the directors, notwithstanding anything to the contrary set forth herein or therein.

4.2          Removal. If (i) HighCape requests that a HighCape Director be removed (with or without cause) by written notice to the Company and the other Stockholders, (ii) Deerfield requests that a Deerfield Director be removed (with or without cause) by written notice to the Company and the other Stockholders, (iii) at any time prior to the TBI Trigger Event, TBI requests that the Common Director be removed (with or without cause) by written notice to the Company and the other Stockholders, (iv) at any time after the TBI Trigger Event, the Stockholders that hold a majority of the then outstanding voting shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, request that the Common Director be removed (with or without cause) by written notice to the Company and the other Stockholders, (v) the CEO Director resigns or is otherwise removed from his or her position as the Chief Executive Officer of the Company or (vi) the holders of a majority of the outstanding voting shares of Common Stock and Preferred Stock request that the Independent Director be removed (with or without cause) by written notice to the Company and the other Stockholders, then, in each such case, such director shall be removed from the Board and each Stockholder hereby agrees to vote all voting shares of Common Stock, Preferred Stock and all other voting securities of the Company over which such Stockholder has voting control to effect such removal or to consent in writing to effect such removal upon such request.

4.3          Subsidiary Boards. The Company shall cause the composition of the board of directors of each subsidiary of the Company and of each committee thereof to, where the appropriate persons are willing to serve, be consistent with the composition of the Board and each corresponding committee thereof.

4.4          Irrevocable Proxy. SOLELY IN CONNECTION WITH THE MATTERS CONTEMPLATED BY THIS SECTION 4, EACH STOCKHOLDER HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE COMPANY’S PRESIDENT AS SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH STOCKHOLDER’S COMMON STOCK, PREFERRED STOCK AND OTHER VOTING CAPITAL SECURITIES OF THE COMPANY AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH COMMON STOCK, PREFERRED STOCK, OPTIONS, WARRANTS AND OTHER CAPITAL SECURITIES OF THE COMPANY AS MAY BE NECESSARY TO EFFECT THE ELECTION OF ANY MEMBER TO, OR REMOVAL OF ANY MEMBER OF THE BOARD FROM, THE BOARD IN ACCORDANCE WITH SECTION 4 ABOVE. THIS PROXY IS COUPLED WITH AN INTEREST.

4.5          No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any such Stockholder, shall have any liability solely as a result of designating a person for election as a director in accordance with the provisions of this Agreement for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability solely as a result of voting for any such designee in accordance with the provisions of this Agreement.

5.            Information Rights and Other Covenants.

5.1          Inspection. The Company shall permit each Investor that holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, dividends, recapitalizations and the like effected with respect to the Preferred Stock after the date hereof) (a “Major Investor”), or any authorized representative of a Major Investor, to visit and inspect the properties of the Company and its subsidiaries including its corporate and financial records and to discuss its business and finances with officers of the Company and its subsidiaries, during normal business hours following reasonable notice, as often as may be reasonably requested.

5.2          Directors’ Expenses. The Company shall reimburse the directors on the Board for all reasonable out-of-pocket expenses incurred by them in connection with attendance at all meetings of the Board (including any meetings of committees of the Board) and the board of directors of each of the Company’s subsidiaries (including any meetings of committees thereof) or attending to other matters requested by the Company.

5.3          Financial Statements and Other Information. The Company and its subsidiaries shall maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles consistently applied, and shall set aside on its books all such proper accruals and reserves as shall be required under United States generally accepted accounting principles consistently applied.

(a)           The Company shall deliver to TBI, until the TBI Trigger Event, and to each Major Investor:

(i)             within 30 days following the end of each calendar month, unaudited Financial Statements (as defined below) for such calendar month and for the then current fiscal year to date;

(ii)            within 45 days following the end of each calendar quarter, (A) unaudited Financial Statements for such calendar quarter and for the then current fiscal year to date and (B) the Company’s capitalization table (shown on a Fully-Diluted Basis);

(iii)           as soon as reasonably possible after the end of each fiscal year, but in any event within 120 days following the end of such fiscal year, unaudited Financial Statements for such fiscal year; provided that if the Board has authorized an audit of the Company’s Financial Statements and audited Financial Statements are prepared, the Company shall deliver such audited Financial Statements within a reasonable time after they have been prepared; and

(iv)           at least 30 days prior to the beginning of each fiscal year, an annual operating plan and budget for the Company and its subsidiaries (the “Annual Budget”), prepared on a monthly basis for the ensuing fiscal year, and on a basis consistent with prior periods and representing the best estimate of the Company based upon available information.

(b)          The Company’s “Financial Statements” shall include a balance sheet, statement of earnings, stockholders’ equity and cash flows for the Company and its subsidiaries for the applicable periods, setting forth in each case in comparative form the figures from the previous period with variances delineated, prepared in accordance with United States generally accepted accounting principles consistently applied, with the exception that unaudited financial statements need not have notes attached and are subject to year-end audit adjustments.

5.4          Insurance. Each of the Company and its subsidiaries shall obtain a general liability and directors’ and officers’ liability insurance policies, in each such case on terms and conditions that are acceptable to the Required Holders and the Board. The Company (and its subsidiaries, to the extent that such subsidiaries obtain such policies) shall maintain such policies in full force and effect at all times.

5.5          Reservation of Common Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5.6          Directors’ Liability and Indemnification. The Company’s and each of its subsidiaries’ certificate of incorporation, bylaws, articles of association and other organizational documents shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company and its subsidiaries to the maximum extent permitted by law.

5.7           Qualified Small Business Stock. The Company will use commercially reasonable efforts to cause the Preferred Stock to qualify as “Qualified Small Business Stock” under Section 1202 of the Internal Revenue Code of 1986, as amended. The Company will use commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and all applicable similar state laws and regulations and to not repurchase any stock of the Company if such repurchase would cause such shares not to so qualify as “Qualified Small Business Stock.”

5.8          Board of Director Approval. The Company shall not, and shall not permit any subsidiary to, without the approval of the Board (or the committee of the Board duly authorized to approve such matter): (a) incur indebtedness in excess of $250,000 in the aggregate, (b) make any loan or advance to an employee, except in the ordinary course of business as part of travel advances or similar expense advances, (c) guarantee any indebtedness or obligation of any other party, (d) own any stock or other securities of any subsidiary or other corporation, partnership or entity unless it is wholly-owned by the Company, (e) make any material change in the nature of its business as presently conducted or presently contemplated to be conducted, (f) purchase or lease real estate property, (g) approve any stock option, incentive stock grant or purchase or other equity incentive grant or award, (h) issue any Company Stock or Convertible Securities or other debt or equity interests or securities (including options, warrants and other securities convertible, exercisable or exchangeable into or for equity securities), (i) authorize, create or amend any employee benefit plan (including any equity incentive plan), (j) commence or settle any litigation or any other dispute in excess of $250,000, (k) make any material asset or equity interest acquisition outside of the ordinary course of business, (l) file bankruptcy or liquidate, dissolve, wind-up, recapitalize or reorganize, (m) approve or pay any (i) discretionary or performance bonus or award to any employee, consultant or advisor of the Company or any subsidiary thereof or (ii) severance or other similar payment upon termination of any relationship with the Company or any subsidiary thereof to any employee, consultant or advisor of the Company or any subsidiary thereof, (n) hire any Chief Executive Officer or President or any other employee that would have annual compensation in excess of $150,000, (o) enter into any obligation or commitment in excess of $250,000 or (p) approve or amend any budget.

5.9          Subsidiaries. The Company will not, without the approval of a majority of the Board: (a) organize or acquire any entity that is a subsidiary unless such subsidiary is wholly-owned by the Company, (b) permit any subsidiary to consolidate or merge into or with any entity or sell or transfer all or substantially all its assets, except that the Company may permit a subsidiary to consolidate or merge into or with or sell or transfer assets to any other subsidiary or (c) sell or otherwise transfer any shares of capital stock of any subsidiary or other equity securities of any entity, except to the Company or another subsidiary, or permit any subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any subsidiary or other equity securities of any entity or to sell all or substantially all of such subsidiary’s assets, except to the Company or another subsidiary.

5.10        Convertible Securities. All Convertible Securities issued or sold by the Company, other than shares of the Company’s Preferred Stock, shall, by their terms, terminate in their entirety at the time of a Sale Transaction if not exercised, converted or exchanged into shares of the Company’s capital stock immediately prior to a Sale Transaction.

5.11        Transactions with HighCape. Until such time as (x) TBI and its Affiliates together hold shares of Common Stock that represent less than fifteen percent (15%) of the total number of shares of Common Stock then outstanding, calculated on a Fully-Diluted Basis or (y) Deerfield and its Affiliates together hold shares of Preferred Stock that represent less than fifteen percent (15%) of the total number of shares of Preferred Stock then outstanding, then, in each case, the Company shall not, without first obtaining the approval (by affirmative vote or written consent) of either (a) a majority of the disinterested members of the Board or (b) the holders, other than HighCape and its Affiliates, of a majority of the then outstanding shares of Common Stock and Preferred Stock (calculated on an as-converted to Common Stock basis) other than the shares of Common Stock and Preferred Stock held by HighCape and its Affiliates: (i) consummate any merger or consolidation transaction in which HighCape or any of its Affiliates acquires all of the outstanding shares of the Company’s capital stock, (ii) sell or convey all or substantially all of its assets to HighCape or any of its Affiliates or (iii) enter into any management services agreement or other agreement with HighCape, its general partner or any of its Affiliates that obligates the Company to pay more than, or sell assets valued at more than, $250,000 in the aggregate in any year unless such agreement is on arm’s length and commercially reasonable terms.

5.12         Confidentiality. Each Investor and TBI agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company or to enforce its rights against the Company or the other stockholders of the Company under applicable contracts or law) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement or any information provided in connection with a request for a waiver under or an amendment of any term of this Agreement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.12 by such Person), (b) is or has been independently developed or conceived by such Person without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Person by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor or TBI may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or to enforce its rights against the Company or the other stockholders of the Company under applicable contracts or law; (ii) to any prospective purchaser of any Registrable Shares from such Investor or TBI, if such prospective purchaser agrees to be bound by the provisions of this Section 5.12; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor or TBI in the ordinary course of business, provided that such Investor or TBI informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that, to the extent permitted by applicable law, the Investor or TBI promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.            Registration Rights.

6.1          Required Registrations.

(a)           At any time after six (6) months after the effective date of the IPO, the Required Holders may request, in writing, on up to two (2) separate occasions, that the Company effect a registration on Form S-1 (or any successor form) of Registrable Shares. If the Required Holders intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Investors to participate in such registration shall be conditioned on such Investors’ participation in such underwriting. Upon receipt of any such request from the Required Holders, the Company shall promptly give written notice of such proposed registration to all other Investors. Such other Investors shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investors may request in such notice of election. All Investors proposing to distribute their Registrable Shares through such underwriting shall enter into an underwriting agreement in customary form with an underwriter or underwriters that is mutually agreeable to the Company and the Investors holding a majority-in-interest of the Registrable Shares that the Investors requested for inclusion in such registration. The Company shall, at its own expense and as expeditiously as possible, use commercially reasonable efforts to effect the registration, on Form S-1 (or any successor form), of all Registrable Shares that the Company has been requested to so register. If the underwriter advises the Company that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such registration (i) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (ii) second, securities held by any Person with such contractual rights other than those granted under this Agreement and (iii) third, Registrable Shares held by the Investors pro rata among such Investors on the basis of the respective number of Registrable Shares requested to be included in such registration. If any registration statement requested pursuant to this Section 6.1(a) does not become effective or, after any registration statement requested pursuant to this Section 6.1(a) becomes effective, less than fifty percent (50%) of the Registrable Shares requested to be included in such registration have been sold thereunder, the request for such registration shall not be included as one of the registrations that may be requested pursuant to this Section 6.1(a) and shall be at the sole expense of the Company.

(b)          At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings, hereinafter, “Form S-3”), the Investors will have the right to require the Company to effect Registration Statements on Form S-3 of Registrable Shares having a minimum gross proceeds in each registration on Form S-3 of at least $2,500,000. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all other Investors. Such other Investors shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investors may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use commercially reasonable efforts to effect the registration on Form S-3 of all Registrable Shares that the Company has been requested to so register.

(c)               Notwithstanding the foregoing obligations, if the Company furnishes to Investors requesting a registration pursuant to this Section 6.1 a certificate signed by the Company’s President stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement would otherwise be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Investors is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

6.2           Company Registration.

(a)               Subject to Section 6.2(b), if the Company proposes to file a Registration Statement at any time and from time to time, it will, prior to such filing, promptly give written notice to all Investors of its intention to do so and, if the Company receives the written request of any Investor holding Registrable Shares within twenty (20) days after the Company provides such notice, the Company shall use commercially reasonable efforts to cause all Registrable Shares that the Company has been requested by such Investor or Investors to be registered under the Securities Act to the extent necessary to permit their sale or other disposition; provided, however, that the rights set forth in this Section 6.2 shall not apply to Registration Statements to be filed pursuant to Section 6.1 hereof; and provided further that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 6.2 without obligation to any Investor.

(b)               In connection with any offering under this Section 6.2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as reasonably agreed upon between the Company and the underwriters selected by it. If the underwriter advises the Company that, in its good faith view, marketing factors require a limitation of the number of shares to be underwritten, then the Company shall exclude from such registration (i) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (ii) second, securities held by any Person with such contractual rights other than those granted under this Agreement, (iii) third, shares held by the holders of Registrable Shares pro rata among such holders on the basis of the respective number of shares of Common Stock requested to be included in such registration and (iv) fourth, shares held by the Company; provided, however, that in no event shall the amount of Registrable Shares included in the offering pursuant to this clause (iv) be reduced below thirty percent (30%) of the total amount of securities included in such offering unless such offering is the initial public offering of the Company’s securities and no other stockholder has included shares in such registration.

6.3           Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a)               Prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use commercially reasonable efforts to cause that Registration Statement to become and remain effective until the completion of the distribution;

(b)               Promptly prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(c)               Promptly furnish to each selling Investor such reasonable numbers of copies of the Registration Statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Investor may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Investor;

(d)               Use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Investors shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Investors to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Investor; provided, however, that the Company shall not be required in connection with this Section 6.3(d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction where it is not conducting business;

(e)               In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)                Promptly notify each selling Investor of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice thereof, of the time when such Registration Statement has become effective or such supplement to any prospectus forming a part of such Registration Statement has been filed;

(g)               Promptly notify each selling Investor of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of any request by the Commission for the amending or supplementing of such Registration Statement or prospectus or for additional information;

(h)               Prepare and promptly file with the Commission, and promptly notify each selling Investor of Registrable Shares covered by such Registration Statement, and each underwriter, if any, of such amendment or supplement to such Registration Statement or prospectus, as then in effect, as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made;

(i)              Promptly notify each selling Investor of Registrable Shares covered by such Registration Statement, and each underwriter, if any, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j)                 [Reserved];

(k)               Use commercially reasonable efforts to furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;

(l)                 If the Company has delivered preliminary or final prospectuses to the selling Investors and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Investors and, if requested, the selling Investors shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Investors with revised prospectuses and, following receipt of the revised prospectuses, the selling Investors shall be free to resume making offers of the Registrable Shares; and

(m)             Cause all such Registrable Shares to be listed on or included in each securities exchange or quotation system on which similar securities issued by the Company are then listed.

6.4         Allocation of Expenses. The Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration under Section 6.1(a) is withdrawn at the request of the Investors requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known in writing to the Investors requesting registration after the date on which such registration was requested) and if the requesting Investors elect not to have such registration counted as a registration requested under Section 6.1(a), the requesting Investors shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares requested to be included in such registration. The term “Registration Expenses” shall mean all expenses incurred in complying with this Section 6 including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one (1) counsel selected by the selling Investors to represent the selling Investors (the “Selling Investor Counsel”), state Blue Sky fees and expenses, and the expense of any special audits or “cold comfort” letters incident to or required by any such registration, but excluding all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares, and fees and disbursements of counsel for any Investor, other than the fees and disbursements of the Selling Investor Counsel borne and paid by the Company as provided above.

6.5          Indemnification and Contribution.

(a)               In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Investor (including each member, manager, partner, officer and director thereof and legal counsel and independent accountant thereto), each underwriter of such seller of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act (each, an “Investor Indemnified Party”) against any expenses, losses, claims, damages or liabilities, joint or several, to which such Investor Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (i) any Registration Statement under which such Registrable Shares were registered under the Securities Act, (ii) any preliminary prospectus or final prospectus contained in the Registration Statement or (iii) any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws or otherwise in connection with the offering covered by such Registration Statement; and the Company will reimburse such Investor Indemnified Party for any legal or any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating or defending any such expense, loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Investor Indemnified Party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, final prospectus, or any such amendment or supplement, in reasonable reliance upon and in conformity with information furnished (or not furnished in the case of an omission or alleged omission) to the Company, in writing, by or on behalf of such Investor Indemnified Party specifically for use in the preparation thereof.

(b)               In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, each of the Company’s directors, each of its officers who has signed the registration statement, each underwriter, if any, each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, any other seller of Registrable Shares or any such seller’s members, managers, partners, officers and directors, and each person, if any, who controls such seller within the meaning of the Securities Act and the Exchange Act (each, a “Company Indemnified Party”; and together with the Investor Indemnified Parties, the “Indemnified Parties”) against any expenses, losses, claims, damages or liabilities, joint or several, to which the Company Indemnified Party may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, including any of the foregoing incurred in connection with the settlement of any commenced or threatened litigation, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (i) any Registration Statement under which such Registrable Shares were registered under the Securities Act, (ii) any preliminary prospectus or final prospectus contained in the Registration Statement, or (iii) any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each such seller of Registrable Shares will reimburse the Company and each Indemnified Party for any legal or any other expenses reasonably incurred by the Company and each such Indemnified Party entitled to indemnification in connection with investigating or defending any such loss, claim, damage, liability or action if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of each such Investor hereunder shall be limited to an amount equal to the net proceeds received by such Investor in connection with such offering of such Registrable Shares; provided, further, however, that no such Investor will be liable for any amount paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)               Each Indemnified Party entitled to indemnification under this Section 6.5 shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party, whose approval shall not be unreasonably withheld; provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party’s ability to defend against such claim or litigation is materially impaired as a result of such failure to give notice; and provided, further, that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that, if the facts as alleged by the claimant in such claim are true, it would have an indemnity obligation for the expenses, losses, claims, damages and liabilities resulting from such claim as provided hereunder and (ii) must furnish the Indemnified Party with reasonable evidence that the indemnifying party has adequate resources to defend such claim and fulfill its indemnity obligations hereunder. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if (A) the Indemnifying Party does not deliver the acknowledgment referred to in clause (i) above within thirty (30) days of receipt of notice of the claim, (B) the claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (C) the Indemnified Party reasonably believes an adverse determination with respect to the claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (D) the claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates or (E) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the claim. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)               In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 6.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any expenses, losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, losses, claims, damages or liabilities to which such party may be subject in proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 6.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 6.5, (i) in no case shall any one Investor be liable or responsible for any amount in excess of the net proceeds received by such Investor from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party or parties under this Section, notify such party or parties from whom such contribution may be sought, but the omission so to notify such party or parties from contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

(e)               The obligations of the Company and the Investors under this Section 6.5 shall survive completion of any offering of Registrable Shares in any Registration Statement and the termination of this Agreement.

6.6           Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 6.1, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

6.7           Information by Holder. As a condition to be included in any registration statement, each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

6.8           Market Stand-Off Agreement. In connection with the IPO, each Stockholder, without the prior written consent of the Company and the underwriters managing such IPO, agrees not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder (other than those Registrable Shares included in the IPO) for a specified period of time determined by the Company and the underwriters following the effective date of the registration statement relating to the IPO; provided, however, that:

(a)               such agreement shall not exceed 180 days from the effective date of such registration (or such additional period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the Financial Industry Regulatory Authority, Inc. Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto but in no event shall the total period exceed two hundred ten (210) days following the effective date of such registration);

(b)               all officers and directors of the Company and all holders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (including shares of Common Stock issuable upon the conversion of the Preferred Stock or other Convertible Securities, or upon the exercise of any Convertible Securities) enter into similar agreements; and

(c)               such agreement shall only apply to the first such Registration Statement covering Common Stock of the Company to be sold on its behalf to the public in an underwritten offering.

Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

6.9           Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Required Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (a) include securities of the Company in any registration filed under Section 6.1(a) or Section 6.1(b) make a demand registration that could result in such registration statement being declared effective prior to twelve (12) months after the initial underwritten public offering of the Common Stock or (c) have registration rights that are pari passu with or superior to the rights granted to the Investors under this Section 6. The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with, grants any rights equal or superior to, or violates the rights granted to the holders of Registrable Shares in this Section 6 without first obtaining the prior written consent of the Required Holders.

6.10         Rule 144 Requirements. After the earliest of (a) the closing of the sale of securities of the Company pursuant to a Registration Statement, (b) the registration by the Company of a class of securities under Section 12 of the Exchange Act or (c) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to: (i) comply with the requirements of Rule 144(c) under the Securities Act with respect to making and keeping available current public information about the Company; (ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and (iii) furnish to any holder of Registrable Shares promptly after receipt of a written request (A) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (B) a copy of the most recent annual or quarterly report of the Company and (C) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration including, without limitation, Rules 144 and 144A.

6.11         Selection of Underwriter. The Company shall have the right to designate the managing underwriter in any underwritten offering, except for any registration effected pursuant to Section 6.1(a), which designation shall be subject to the approval of the Investors holding a majority of the Registrable Shares that all Investors requested to be included in such offering, and which approval shall not be unreasonably withheld.

7.            General.

7.1           Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 7.1, then such stricken provision shall be replaced, to extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

7.2           Specific Performance. In addition to any and all other remedies that may be available under this Agreement and applicable law, in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

7.3           Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

7.4           Jury Trial Waiver. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement.

7.5           Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, as applicable to contracts executed and delivered in Delaware between Delaware residents and which are to be performed wholly within Delaware, without regard to principles of conflicts of law except with respect to matters of law concerning the internal corporate affairs of any corporation which is a party to or the subject of this Agreement, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

7.6           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, to an Investor at such Investor’s address set forth on Schedule A attached hereto and to a Junior Holder at such Junior Holder’s address set forth on Schedule B attached hereto or at such other address as the Company, an Investor or Junior Holder may designate by ten (10) days advance written notice to the other parties hereto.

7.7           Transfer of Rights. The rights of each Investor under this Agreement including, but not limited to, the preemptive rights granted to the Investors under Section 2 hereof, may be transferred to a transferee or assignee of shares of the Preferred Stock or any shares of Common Stock issued or issuable upon conversion of the Preferred Stock; provided that the Investor shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number of shares with respect to which such rights are being assigned. The transferee or assignee of an Investor’s rights and obligations hereunder shall be deemed an “Investor” for purposes of this Agreement.

7.8           Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Required Holders; provided that (a) any amendment to, or termination or waiver of, Section 4.1 or Section 4.2 that would adversely affect the rights of HighCape to designate or remove the HighCape Directors shall also require the prior written consent of HighCape, (b) any amendment to, or termination or waiver of, (i) Section 4.1 or Section 4.2 that would adversely affect the rights of Deerfield to designate or remove the Deerfield Director shall also require the prior written consent of Deerfield or (ii) Section 5.11 or this Section 7.8, or the definitions relating to such sections, that would adversely affect the rights of Deerfield thereunder shall also require the prior written consent of Deerfield, (c) at any time prior to the TBI Trigger Event, any amendment to, or termination or waiver of, (i) Section 4.1 or Section 4.2 that would adversely affect the rights of TBI to designate or remove the Common Director shall also require the prior written consent of TBI or (ii) Section 2, Section 3, Section 5.11 or this Section 7.8, or the definitions relating to such sections, that would materially adversely affect the rights of TBI thereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors shall also require the prior written consent of TBI, except to the extent that such amendment, termination or waiver is executed or provided in connection with any bona fide financing transaction entered into by, or for the benefit of, the Company that includes a party that provides at least $250,000 of financing to the Company in such transaction and is not a Stockholder or an Affiliate of a Stockholder on the date hereof and (d) at any time after the TBI Trigger Event, any amendment to, or termination or waiver of, Section 4.1 or Section 4.2 that would adversely affect the rights of the Stockholders that hold a majority of the then outstanding voting shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, to designate or remove the Common Director shall also require the prior written consent of the Stockholders that hold a majority of the then outstanding voting shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon the Company and each of the Investors and Junior Holders and their respective successors and assigns.

7.9           Termination. The rights set forth in Sections 2, 3, 4 and 5 of this Agreement shall terminate upon the earlier to occur of (a) the effective date of the registration statement relating to the IPO and (b) immediately before the consummation of a Sale Transaction. The right of any Investor to request registration or inclusion of Registrable Shares in any registration pursuant to Section 6 shall terminate upon the earliest to occur of (i) immediately before the consummation of a Sale Transaction, (ii) such time after the date that is six (6) months following consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the public sale of all of such Investor’s shares without limitation during a three-month period without registration (the “Rule 144 Termination Date”); provided, that the Company shall have taken all necessary action, including delivery of a legal opinion and irrevocable instructions to its transfer agent, to enable the holder thereof to have any legend restricting the transfer thereof removed from the stock certificates representing all such shares ,and (iii) the third (3rd) anniversary of the effective date of the registration statement relating to the IPO. Notwithstanding anything to the contrary contained herein, the Company’s obligations to any Investor under Section 6.10 (Rule 144 Requirements) shall not terminate at any time prior to the one-year anniversary of the earlier to occur of (A) the Rule 144 Termination Date and (B) the closing of the IPO.

7.10        No Waiver. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

7.11         Entire Agreement. This Agreement and the schedules referred to herein constitute the entire agreement among the parties and supersede all prior communications, representations, understandings and agreements of the parties with respect to the subject matter hereof. All schedules hereto are hereby incorporated herein by reference. Nothing in this Agreement is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

7.12         Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.13         Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or other electronic signatures.

7.14         Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

7.15         Joinder. The Company shall require any Person that acquires, at any time prior to the IPO, Company Stock or Convertible Securities representing more than one percent (1%) of the shares of Common Stock then outstanding, calculated on a Fully-Diluted Basis, to, upon and as a condition to such acquisition, execute a joinder pursuant to which such Person agrees to become subject to the obligations and restrictions applicable to a Junior Holder pursuant to the terms of this Agreement, except if such Person purchases shares of Preferred Stock, in which case such Person shall be deemed an Investor pursuant to the terms of this Agreement.

7.16         General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person.

7.17          Aggregation of Stock. For the purpose of determining the availability of any rights under this Agreement that may be based upon the number of shares of Company Stock held by a party hereto, all shares of Company Stock held by such Person together with all shares of Company Stock held by Affiliates of such Person shall be aggregated together in all such required calculations.

7.18         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company. Any attempted assignment made in contravention of this Agreement shall be null and void and of no force or effect.

7.19          Expenses. The Company shall pay, and hold the Investors harmless against liability for the payment of the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under, or any amendments or waivers to, this Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:

AZIYO BIOLOGICS, INC.

By:	/s/ Ronald Lloyd
Name: Ronald Lloyd
Title: President and Chief Executive Officer

Address:	12510 Prosperity Drive, Suite 370 Silver Spring, MD 20904 Attention: Chief Executive Officer

[Signature Page to Second Amended and Restated Investor Rights Agreement]

JUNIOR HOLDERS:

KERALINK INTERNATIONAL, INC. (F/K/A/ TISSUE BANKS INTERRNATIONAL, INC.)

By:	/s/ Douglas Furlong
Name: Douglas Furlong
Title: CEO, KeraLink International

CORMATRIX CARDIVASCULAR, INC.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Investor Rights Agreement]

INVESTORS:

HIGHCAPE PARTNERS QP, LP

By:	HighCape Partners GP, L.P.,
its general partner

By:	HighCape Partner GP, LLC,
its general partner

By:	/s/ William Matthew Zuga
Name: William Matthew Zuga
Title: Managing Director

HIGHCAPE CO-INVESTMENT VEHICLE I, LLC

By:	HighCape Partners GP, L.P.,
its Manager

By:	HighCape Partners GP, LLC,
its general partner

By:	/s/ William Matthew Zuga
Name: William Matthew Zuga
Title: Managing Partner

HIGHCAPE PARTNERS, LP

By:	HighCape Partners GP, L.P.,
Its general partner

By:	HighCape Partners GP, LLC,
Its general Partner

By:	/s/ William Matthew Zuga
Name: William Matthew Zuga
Title: Managing Director

[Signature Page to Second Amended and Restated Investor Rights Agreement]

HIGHCAPE CO-INVESTMENT VEHICLE II, LLC

By:	HighCape Partners GP, L.P., its Manager

By:	HighCape Partners GP, LLC, its general partner

By:	/s/ William Matthew Zuga
Name: William Matthew Zuga
Title: Managing Partner

HIGHCAPE CAPITAL, L.P.

By:	HighCape Capital, LLC, its general partner

By:	/s/ William Matthew Zuga
Name: William Matthew Zuga
Title: Managing Partner

[Signature Page to Second Amended and Restated Investor Rights Agreement]

MIDCAP FUNDING XXVII TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:
Name: Maurice Amsellem Title: Authorized Signatory

[Signature Page to Second Amended and Restated Investor Rights Agreement]

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deefield Mgmt III, L.P.
General Partner

By:	J.E. Flynn Capital III, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Investor Rights Agreement]

SCHEDULE A
LIST OF INVESTORS

HighCape Partners, L.P.

10751 Falls Road

Suite 300

Baltimore, MD 21093

Attention: [XXX]

HighCape Partners QP, L.P.

10751 Falls Road

Suite 300

Baltimore, MD 21093

Attention: [XXX]

HighCape Partners Co-Investment Vehicle I, LLC

10751 Falls Road

Suite 300

Baltimore, MD 21093

Attention: [XXX]

HighCape Partners Co-Investment Vehicle II, LLC

10751 Falls Road

Suite 300

Baltimore, MD 21093

Attention: [XXX]

HighCape Capital, L.P.

10751 Falls Road

Suite 300

Baltimore, MD 21093

Attention: [XXX]

Deerfield Private Design Fund III, L.P.

780 Third Avenue, 37th Floor

New York, NY 20017

Attn: [XXX]

MidCap Funding XXVII Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200

Bethesda, MD 20814

Attn: Portfolio Management – Aziyo transaction

Facsimile: (301) 941-1450

E-mail: notices@midcapfinancial.com

SCHEDULE B
LIST OF JUNIOR HOLDERS

KeraLink International

(f/k/a Tissue Banks International, Inc.)

815 Park Avenue

Baltimore, Maryland 21201

Attention: Chief Executive Officer

Telecopier No.: 410-545-4457

CorMatrix Cardiovascular, Inc.

1100 Old Ellis Road

Roswell, GA 30076

Attention: [XXX]

Email: [XXX]

Glenn Hanner

[XXX]

[XXX]

Patrick Ryan Ferguson

[XXX]

[XXX]

Debradandere 2019 Trust u/a Dated March 12, 2019

Robert Schweiger, Trustee and Peak Trust Company-NV, Administrative Trustee

[XXX]

[XXX]

Kevin L. Rakin Irrevocable Trust

Lloyd A. Hoffman, MD, Trustee

[XXX]

[XXX]